Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT EXPANDS STRATEGIC RELATIONSHIP TO INCLUDE BIOSIMILAR FAST-ACTING INSULIN

--Lannett and HEC to Co-develop Insulin Aspart; Lannett Granted Exclusive US
Commercialization Rights--

Philadelphia, PA – February 9, 2021 – Lannett Company, Inc. (NYSE: LCI) today announced that it has added a new co-development agreement for biosimilar insulin aspart with its strategic alliance partners within the HEC Group of companies (HEC). Insulin aspart, a short-acting (fast-acting) insulin typically taken just before eating, is used to treat adults with Type 1 and Type 2 diabetes for the control of high blood sugar. Total U.S. sales for the 12 months ended December 2020 of various insulin asparts, including NovoLog®, exceeded $6.0 billion, according to IQVIA, although actual biosimilar market values are expected to be lower.

Insulin aspart is a distinct product opportunity for Lannett and in addition to the company’s previously announced insulin glargine opportunity. Combined, the two insulin products represent a U.S. market of approximately $16.0 billion, according to IQVIA.

The product is currently in development and Lannett will help manage the remaining clinical and regulatory steps specific for a U.S. Food and Drug Administration (FDA) approval to market the product. Lannett will fund most of the clinical development requirements, while HEC continues to develop the product and related manufacturing infrastructure. Lannett and HEC will share in the profits of the venture.

“Biosimilar insulin aspart is a significant opportunity for us and adds another large, durable and complementary product to our development portfolio,” said Tim Crew, chief executive officer of Lannett. “The new HEC manufacturing site has the capacity to support double digit market share for both products. Moreover, we believe the clinical program for biosimilar insulin aspart will be quite similar to the clinical program for our biosimilar insulin glargine product, which is around one year further along in development.”

Crew added that only a handful of competitors have the requisite technical expertise and have committed the financial resources, particularly on the manufacturing front, to develop the capacity needed to be successful in biosimilar insulin aspart or biosimilar insulin glargine programs.

NovoLog® is a registered trademark of Novo Nordisk A/S.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements, including, but not limited to, advancing the development of biosimilar insulin aspart or insulin glargine, as well as FDA approvals and successfully commercializing either or both products, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully manufacture and commercialize products upon approval, including acquired products, and Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time. These forward-looking statements represent the company's judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

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